EXHIBIT 11

                 TELEDYNE, INC. AND SUBSIDIARIES
                 -------------------------------

          STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
          ----------------------------------------------

          YEARS ENDING DECEMBER 31, 1995, 1994 AND 1993
          ---------------------------------------------

         (In millions except per share and share amounts)

                                          1995         1994           1993
                                       ----------   ----------     ----------
Shares Used in Computing Earnings
 Per Share:
 Weighted average number of
  shares outstanding                   55,656,827   55,446,296     55,420,654

 Incremental shares attributed to
  outstanding options                   1,177,544            -              -
                                       ----------   ----------     ----------

                                       56,834,371   55,446,296     55,420,654
                                       ==========   ==========     ==========

Income (Loss) before Extraordinary
 Loss and Cumulative Effect of
 Accounting Change                     $    162.0   $     (8.4)    $     72.8

Extraordinary Loss on Redemption
 of Debt                                        -            -           (3.7)

Cumulative Effect of Accounting
 Change                                         -            -         (185.6)
                                       ----------   ----------     ----------

Net Income (Loss)                           162.0         (8.4)        (116.5)

Dividends on Preferred Stock                  1.6            -              -
                                       ----------   ----------     ----------
Net income (loss) available to
 common shareholders                   $    160.4   $     (8.4)    $   (116.5)
                                       ==========   ==========     ==========
Fully Diluted Net Income (Loss)
 Per Common Share:
 Income (loss) before extra-
   ordinary loss and cumulative
   effect of accounting change         $     2.82   $    (0.15)    $     1.32
 Extraordinary loss on redemption
   of debt                                      -            -          (0.07)
 Cumulative effect of accounting
   change                                       -            -          (3.35)
                                       ----------   ----------     ----------

Fully Diluted Net Income (Loss)
  Per Common Share                     $     2.82   $    (0.15)    $    (2.10)
                                       ==========   ==========     ==========
Published Net Income (Loss) Per
 Common Share                          $     2.88   $    (0.15)    $    (2.10)
                                       ==========   ==========     ==========

Note: This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.